Exhibit 10.2

SUBLEASE AGREEMENT

SUBLEASE (“Sublease”) made as of this 22nd day of September, 2017 (the “Effective Date”) by and between McDermott Will & Emery LLP, an Illinois limited liability partnership (“Sublessor”) and Dermira, Inc., a Delaware corporation (“Sublessee”).

WHEREAS, Middlefield Park, a California general partnership (“Overlandlord”) and Sublessor entered into a lease dated as of November 6, 2008 (the “Original Overlease”) as amended by that certain First Amendment to Lease, dated December 2, 2009 (the “First Amendment”), that certain Second Amendment to Lease, dated May 14, 2010 (the “Second Amendment”), and that certain Third Amendment to Lease, dated November 28, 2012 (the “Third Amendment”), and that certain Fourth Amendment to Lease, dated June 25, 2014 (the “Fourth Amendment”, together with the Original Overlease, the First Amendment, the Second Amendment, and the Third Amendment, collectively, the “Overlease”) for certain premises located in the building (the “Building”) known as 275 Middlefield Road, Menlo Park, California (collectively, the “Overlease Premises”).

WHEREAS, Sublessor desires to lease to Sublessee and Sublessee desires to lease from Sublessor, a portion of the Overlease Premises consisting of approximately 23,798 rentable square feet of space on the 3rd floor of the Building (the “Sublease Premises”) and further described on Exhibit A attached hereto and by this reference incorporated herein on the terms and conditions and for the term as hereinafter set forth.

NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties for themselves and, as permitted hereunder, their successors and assigns, covenant and agree as follows:

1.Definitions.

All terms contained in this Sublease, shall for purposes hereof, have the same meaning ascribed to them in the Overlease unless otherwise defined herein.

“Abatement” shall have the meaning set forth in Section 3(d) hereof.

“Additional Rent” shall mean, collectively, all sums of money which shall become due and payable by Sublessee to Sublessor hereunder, including, without limitation, the Sublessee Operating Expense Payment and the Sublessee Tax Payment.

“Alterations” shall have the meaning set forth in Section 20(a) hereof.

“Base Rent” shall have the meaning set forth in Section 3(a) hereof.

“Brokers” shall have the meaning set forth in Section 24 hereof.

“Building Services” shall have the meaning set forth in Section 6 hereof.

“Business Days” shall mean all days except Saturdays, Sundays and Holidays.

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“Commencement Date” shall have the meaning set forth in Section 2 hereof.

“Expiration Date” shall have the meaning set forth in Section 2 hereof.

“FF&E” shall have the meaning set forth in Section 16(f) hereof.

“HVAC” shall have the meaning set forth in Section 11(a) hereof.

“Incorporated Provisions” shall mean the provisions of the Overlease listed on Exhibit C attached hereto and made a part hereof.

“Initial Alterations” shall have the meaning set forth in Section 20(a) hereof.

“Interim Electric Charge” shall have the meaning set forth in Section 12(d) hereof.

“Letter of Credit” shall have the meaning set forth in Section 14(c) hereof.

“Permitted Uses” shall have the meaning set forth in Section 7(a) hereof.

“Rent Commencement Date” shall have the meaning set forth in Section 3(c) hereof.

“Security Deposit” shall have the meaning set forth in Section 14(a) hereof.

“Sublessee Operating Amount” shall mean Sublessee’s Operating Share of Common Operating Expenses for an applicable calendar year.

“Sublessee Operating Expense Payment” shall have the meaning set forth in Section 4(a) hereof.

“Sublessee Tax Payment” shall have the meaning set forth in Section 4(b) hereof.

“Sublessee’s Delay” shall have the meaning set forth in Section 16(c) hereof.

“Sublessee’s Operating Share” shall mean 36.37%.

“Sublessee’s Tax Share” shall mean 36.37%.

“Sublessee’s Work” shall have the meaning set forth in Section 20(b) hereof.

“Sublessor’s Work” shall have the meaning set forth in Section 16(a) hereof.

“Term” shall have the meaning set forth in Section 2 hereof.

“Underlying Lessor” shall have the meaning set forth in Section 13(a) hereof.

2.Term.

Subject to Overlandlord’s consent to this Sublease in accordance with Section 32(i), Sublessor hereby leases to Sublessee, and Sublessee hires and subleases from Sublessor,

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on the terms, covenants and conditions hereinafter provided, the Sublease Premises for a term (the “Term”) commencing on the earlier to occur of (i) January 1, 2018, and (ii) the date on which Sublessee’s Work is completed (such earlier date, the “Commencement Date”), and ending on April 30, 2024  (the “Expiration Date”) unless sooner terminated as herein provided.   Sublessee shall have access to the Sublease Premises (X) to assist in its planning of Sublessee’s Work (for planning purposes only) during the first thirty (30) days following the Effective Date, and (Y) from and after the thirty-first (31st) day following the Effective Date, to plan, commence and complete Sublessee’s Work, in each case upon reasonable advance notice to Sublessor, and provided that (a) such access shall not interfere with Sublessor’s use of the Overlease Premises, (b) such access shall not delay or interfere with Sublessor’s Work, (c) Sublessee shall have secured and have in force all insurance coverages required pursuant to Article 5 hereof, and (d) if requested by Sublessor, Sublessee shall be accompanied at all times by a representative designated by Sublessor.

3.Rent.

(a)Sublessee shall pay Sublessor a fixed annual rental (the “Base Rent”) at the rate set forth in the table below, to be paid in equal monthly installments.  The Base Rent shall be prorated for any partial lease year during the Term.

Months of Term	Monthly Rate (Per RSF)
Rent Commencement Date through the last day of the 12th full calendar month of the Term	$5.85
First day of the 13th full calendar month of the Term through the last day of the 24th full calendar month of the Term	$6.03
First day of the 25th full calendar month of the Term through the last day of the 36th full calendar month of the Term	$6.21
First day of the 37th full calendar month of the Term through the last day of the 48th full calendar month of the Term	$6.39
First day of the 49th full calendar month of the Term through the last day of the 60th full calendar month of the Term	$6.58
First day of the 61st full calendar month of the Term through the last day of the 72nd full calendar month of the Term	$6.78
First day of the 73rd full calendar month of the Term through the Expiration Date	$6.99

(b)Sublessee shall pay the Base Rent, in advance, on the first day of each and every month during the term of this Sublease without prior demand therefor and without set off or reduction whatsoever, except that the first monthly installment of Base Rent shall be paid at the execution this Sublease.

(c)If the Rent Commencement Date shall not occur on the first day of a calendar month, the monthly rent shall be prorated on a per diem basis, and Sublessor shall credit the excess amount paid on the execution of this Sublease for the payment of Base Rent for the next succeeding calendar month following the Rent Commencement Date.

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(d)Provided that Sublessee shall not then be in default under any of the terms, covenants and conditions contained in this Sublease beyond the expiration of any applicable notice and/or cure period, Sublessee shall be entitled to an abatement (the “Abatement”) of the Base Rent for the period commencing on the Commencement Date and ending forty-five (45) days after the Commencement Date, and Sublessee’s obligation to pay the Base Rent shall commence on the date that is forty-six (46) days after the Commencement Date (the “Rent Commencement Date”).  Notwithstanding the foregoing, (i) during such periods in which the Abatement is effective, Sublessee shall not be relieved of its obligation to pay any Additional Rent, and (ii) the Abatement is expressly conditioned upon Sublessee not being in default of this Sublease.  In the event that Sublessee defaults hereunder beyond any applicable cure period, then Sublessee shall promptly pay to Sublessor upon demand, as Additional Rent, a sum equal to the unamortized amount of the Abatement as of the date of such default. Sublessee acknowledges and agrees that the consideration for the Abatement is Sublessee’s agreement to perform all of the terms, covenants and conditions of this Sublease on its part to be performed.

(e)If Sublessee fails to pay the full amount of any Base Rent or Additional Rent or other charges within five (5) days after the date payment is due and payable, the unpaid amounts will be subject to, in addition to any other remedies available to Sublessor under the terms of this Sublease or the Incorporated Provisions, (i) a late payment charge equal to four (4%) percent of the unpaid amounts and (ii) interest at the maximum legal interest rate allowed by law between contracting parties, compounded annually, for each dollar overdue until such payment is made in full, in each case to defray Sublessor’s administrative and other costs in connection therewith.  The payment of this late payment charge and/or interest charge will not constitute a waiver by Sublessor of any default by Sublessee under the Sublease. In the event any late payment charge is applied to all or any portion of Base Rent or Additional Rent, Sublessor will promptly provide written notice thereof to Sublessee; provided that Sublessor’s failure to provide such notice shall not constitute a waiver of its right to receive any amounts due under this Section 3(e) from time to time.

4.Additional Rent.

(a)Commencing on the Commencement Date, Sublessee shall also pay Sublessee’s Operating Share of Common Operating Expenses required to be paid by Sublessor to Overlandlord under the Overlease (as and when the same shall become due under the Overlease) (the “Sublessee Operating Expense Payment”).

(b)Commencing on the Commencement Date, Sublessee shall also pay Sublessee’s Tax Share of Real Property Taxes required to be paid by Sublessor to Overlandlord under the Overlease (as and when the same shall become due under the Overlease) (the “Sublessee Tax Payment”)

(c)Sublessee shall pay Additional Rent within ten (10) Business Days after receipt by Sublessee of a bill from Sublessor.  The remedies afforded Sublessor for the non-payment of Additional Rent by Sublessee shall be the same as for non-payment of Base Rent.  In the event that Sublessor shall receive any credit or reimbursement from Overlandlord with respect to either Common Operating Expenses or Real Property Taxes for periods subsequent to the Commencement Date hereof which, in either case, had been partially paid by Sublessee,

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Sublessor shall within ten (10) Business Days after receipt of any such credit or reimbursement by Sublessor credit or reimburse Sublessee its proportionate amount of such credit or reimbursement.

5.Insurance.

(a)Sublessee shall secure and keep in force from and after the date Sublessor shall deliver possession of the Sublease Premises to Sublessee and throughout the Term, at Sublessee’s own cost and expense, such insurance with respect to the Sublease Premises and the Alterations and in such amounts (i) as is required to be secured by Sublessor, as tenant, under the Overlease, including, without limitation, the insurance requirements set forth in the Overlease, and (ii) as any superior mortgagee may reasonably require from time to time; provided, however, that notwithstanding the foregoing, Sublessor shall maintain, at Sublessor’s sole cost and expense and with respect to earthquakes and flooding only, the “all risk” insurance required by Section 9.1.B of the Overlease covering the Sublease Premises.

(b)Sublessor, Overlandlord (and each member thereof in the event Overlandlord is a partnership, joint venture or other entity) and Overlandlord’s managing agent shall be named as additional insureds in the aforesaid insurance policies along with any superior mortgagees.  At least ten (10) days before Sublessor shall deliver possession of the Sublease Premises to Sublessee, Sublessee shall provide Sublessor with Acord 28 (or the nearest equivalent if such form is discontinued or superseded) certificates of insurance evidencing such policies, including the additional insureds as required above and reasonably satisfactory evidence of payment of premiums if requested by Sublessor.  Such certificates shall provide that, in the event of cancellation or material change, thirty (30) days prior written notice shall be given to Sublessor and all such other additional insureds.   Sublessee shall supply renewal certificates no less than thirty (30) days prior to expiration.  Each policy of insurance shall contain a waiver of the insurance carrier’s right of subrogation against Sublessor, superior mortgagee and Overlandlord as respects loss, damage or destruction by fire or other insured casualty occurring while this Sublease is in effect.

(c)Sublessor’s insurance shall contain waivers of subrogation with respect to Sublessee and add Sublessee’s name as an additional insured.

6.Incorporation of Overlease.

(a)This Sublease is subject and subordinate to the Overlease.  This provision shall be self-operative but Sublessee shall within fifteen (15) days of Sublessor’s request execute any instrument reasonably requested by Sublessor or Overlandlord to evidence or confirm the same.

(b)Sublessee acknowledges it has read and examined the Overlease, and is fully familiar with the terms, covenants and conditions on Sublessor’s part to be performed thereunder.  Except as otherwise expressly provided in, or otherwise inconsistent with, this Sublease, and except to the extent not applicable to the Sublease Premises, the Incorporated Provisions are hereby incorporated in this Sublease by reference with the same force and effect as if set forth herein, except that, unless the context requires otherwise:

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(1) references in such provisions to Owner, Landlord or Lessor shall be deemed to refer to Sublessor;

(2)references in such provisions to Tenant or Lessee shall be deemed to refer to Sublessee;

(3)references in such provisions to the Premises or the Office Premises or the Demised Premises or the Leased Premises shall be deemed to refer to the Sublease Premises;

(4)references in such provisions to the Term or the Scheduled Term shall be deemed to refer to the term of this Sublease;

(5)references in such provisions to Base Monthly Rent shall be deemed to refer to the Base Rent hereof;

(6)references in such provisions to the Commencement Date shall be deemed to refer to the Commencement Date hereof;

(7)references in such provisions to the Expiration Date shall be deemed to refer to the Expiration Date hereof;

(8)references in such provisions to other provisions of the Overlease that are not incorporated herein shall be disregarded;

(9)references in such provisions to subleases, sublettings or subtenants shall be deemed to refer to subsubleases, subsublettings or subsubtenants; and

(10)references in such provisions to Tenant’s Allocated Share shall be deemed to refer to Sublessee’ Operating Share.

(c)Notwithstanding the incorporation herein of the Incorporated Provisions, (a) Sublessor shall not be deemed to have made any representation made by Overlandlord in the Overlease, and (b) Sublessor shall not be obligated:

(1)to provide any of the services or utilities that Overlandlord has agreed in the Overlease to provide,

(2)to make any of the repairs or restorations that Overlandlord has agreed in the Overlease to make,

(3)to comply with any laws or requirements of public authorities with which Overlandlord has agreed in the Overlease to comply, or

(4)to take any action with respect to the operation, administration or control of the Building or any of its public or common areas that the Overlandlord has agreed in the Overlease to take,

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(all the foregoing being herein called the “Building Services”) and, subject to Sublessor’s covenants in Section 6(d) below, Sublessor shall have no liability to Sublessee on account of any failure of Overlandlord to do so, or on account of any failure of Overlandlord to observe or perform any of the terms, covenants or conditions of the Overlease required to be observed or performed by Overlandlord, or on account of any other act or omission of Overlandlord.  Sublessee shall not be entitled to any abatement or diminution of rent for any period on account of the untenantability of the Sublease Premises or otherwise (including any such abatement or diminution provided for in any of the Incorporated Provisions), except that if Sublessor is entitled to and receives (or would receive based on the terms of the Overlease except that Sublessor failed to make written request of Overlandlord) an abatement of rent under the Overlease with respect to any portion of the Sublease Premises with respect to any day, then Sublessee shall be entitled to an abatement of rent hereunder with respect to such portion of the Sublease Premises with respect to such day.

(d)Sublessor agrees to use commercially reasonable efforts to (i) cause Overlandlord to provide to Sublessee services it is required to provide under the Overlease to Sublessor, and (ii) obtain Overlandlord’s consent or approval whenever required by the Overlease (unless, in such instance, Sublessor is reasonably withholding its consent or approval).  If Sublessor fails to enforce Sublessor’s rights against Landlord with respect to the Sublease Premises within ten (10) days after written request from Sublessee, then Sublessee shall have the right to take such action in its own name.  For that purpose and to such extent only, all rights of Sublessor under the Overlease with respect to the Sublease Premises hereby are conferred upon and assigned to Sublessee, and Sublessee hereby is subrogated to such rights and remedies to the extent applicable to the Sublease Premises. If any such action against Overlandlord in Sublessee’s name shall be barred by reason of lack of privity, non-assignability or otherwise, then Sublessee may take such action in Sublessor’s name, provided that Sublessee shall indemnify and hold Sublessor harmless from and against Sublessee’s costs and expenses (including, without limitation, attorney fees and expenses) which Sublessor suffers or incurs by reason of such action.

(e)Whenever Sublessee desires to do any act or thing which requires the consent or approval of Overlandlord:

(1)Sublessee shall not do such act or thing without first having obtained the consent or approval of both Overlandlord and Sublessor (and Sublessor’s right to withhold consent or approval shall be independent of Overlandlord’s right, but shall not be unreasonably withheld or delayed);

(2)Sublessee shall not request Overlandlord’s consent or approval directly (and no efforts by Sublessor to obtain Overlandlord’s consent or approval shall constitute Sublessor’s consent or approval or prejudice Sublessor’s right to withhold consent or approval), provided, however, that Sublessee may directly contact Overlandlord with respect to overtime Building Services; and

(3)in no event shall Sublessor be required to give its consent or approval prior to Overlandlord doing so.

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(f)Sublessor shall not voluntarily terminate or voluntarily consent to the termination of the Overlease in whole or with respect to the Sublease Premises unless such termination is effected pursuant to a right of termination arising out of casualty or condemnation set forth in the Overlease (it being understood that Sublessor shall have the right to exercise any such right of termination).  So long as Sublessee has complied with its payment and performance obligations under this Sublease, Sublessor shall comply with its payment and performance obligations under the Overlease. If the Overlease shall terminate for any reason then this Sublease shall also terminate, subject to the immediately following sentence.  Sublessor shall not have any liability to Sublessee on account of any such termination unless such termination (a) shall have arisen out of a default under the Overlease by Sublessor not arising out of a default hereunder by Sublessee or (b) shall have been effected by Sublessor in violation of this Section 6(f). If the Sublease Premises shall be damaged by circumstances in which Overlandlord is required to make repairs pursuant to the provisions of the Overlease, Sublessor shall use commercially reasonable efforts to cause the obligations of the Overlease to be fulfilled by Overlandlord in accordance with the terms of the Overlease.  No damages, compensation or claims shall be payable by Sublessor for inconvenience, loss of business or annoyance arising from any repair or restoration of any portion of the Sublease Premises or of the Building, unless Sublessor receives compensation from Overlandlord for such inconvenience, loss of business or annoyance that is expressly allocable to the Sublease Premises.

7.Use.

(a)Subject to Overlandlord’s consent to this Sublease and the terms of the Overlease, Sublessee shall use and occupy the Sublease Premises for general office and related uses and for no other purpose whatsoever (the “Permitted Uses”).

(b)Subject to and in accordance with the other terms and conditions of this Sublease and the Overlease, Sublessee shall use the Sublease Premises solely for the Permitted Uses.  Sublessee shall not use or permit or suffer the use of the Sublease Premises for any other business or purpose.  Sublessee agrees to conduct Sublessee’s business in the Sublease Premises under Sublessee’s trade name first above-appearing, which Sublessee represents it has the right to use.

8.Indemnification and Subordination.

To the extent of the Incorporated Provisions, Sublessee does hereby covenant and agree not to perform or fail to perform any act which would cause Sublessor to be in breach of any duty or obligation contained or imposed on Sublessor by any of the Incorporated Provisions with respect to the Sublease Premises except as otherwise herein specified, and Sublessee agrees to indemnify, defend (by counsel reasonably acceptable to Sublessor) and hold Sublessor  harmless against any claim or liability asserted against Sublessor by reason of Sublessee’s failure to perform such obligations.  Sublessee agrees that this Sublease is separate from and subordinate to any agreement to which the Overlease (and amendments thereto) is subject.

9.Default and Remedies.

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(a)Notwithstanding any other provision of this Sublease, Sublessee shall perform all of its obligations hereunder at such times, by such dates or within such periods as Sublessor shall be required to perform its corresponding obligations under the Overlease.  In the event Sublessee shall default in the full performance of any of the terms, covenants and conditions on its part to be performed under this Sublease, then, subject to Section 9(b) hereof, Sublessor shall have the same rights and remedies with respect to such default as are given to Overlandlord under the Overlease, all with the same force and effect as though the provisions of the Overlease with respect to defaults, and the rights and remedies of the Overlandlord in the event thereof, were set forth at length herein.  Sublessee further agrees that Sublessor shall have no liability of any nature whatsoever to Sublessee as a consequence of Overlandlord’s default under the Overlease, including but not limited to, Overlandlord’s breach of a covenant of quiet enjoyment.

(b)If Overlandlord shall give any notice of failure or default under the Overlease arising out of any failure by Sublessee to perform any of its obligations hereunder (other than the payment of money) then Sublessor shall promptly furnish Sublessee with a copy thereof.  If the Overlease shall provide any grace or cure period for such failure or default then the grace or cure period hereunder shall expire two (2) days prior to the date on which the grace or cure period under the Overlease shall expire. In no event shall this Section 9(b) extend the time, date or period by or within which Sublessee is required to perform.

(c)Sublessor agrees to forward to Sublessee, promptly upon receipt thereof by Sublessor, a copy of any such notice of default received by Sublessor in its capacity as tenant under the Overlease.  Sublessee agrees to forward to Sublessor, promptly upon receipt thereof, copies of any notices received by Sublessee with respect to the Sublease Premises from Overlandlord or from any governmental authorities.

10.Sublessor’s Right to Cure.

(a)If Sublessee shall fail to perform any of its obligations hereunder, Sublessor shall have the right (but not the obligation) to perform or endeavor to perform such obligations, at Sublessee’s expense, and Sublessee shall, within five (5) business days of Sublessor’s demand from time to time, reimburse Sublessor for all costs and expenses incurred by Sublessor in doing so.  Except in case of any emergency, Sublessor shall give Sublessee reasonable prior written notice of its intention to take action pursuant to this Section 10(a), and Sublessee shall have five (5) business days from receipt of such written notice to commence and thereafter diligently pursue the performance of such obligations or Sublessor shall be entitled to take the actions provided for under this Section 10(a). Notwithstanding the foregoing, Sublessor’s rights hereunder shall not be greater than the rights of the Overlandlord under the terms of the Overlease and Sublessee’s payment rights and obligation shall be similar to Sublessor’s payment rights and obligations under the terms of the Overlease.

(b)If Sublessor makes any expenditures or incurs any obligations for the payment of money, including attorney’s fees, in connection with (i) defending any action brought by Sublessee against Sublessor or against Overlandlord and naming Sublessor which is prohibited by the terms hereof or for which Sublessee does not ultimately prevail or (ii) curing Sublessee’s defaults or in instituting, prosecuting or defending any action or proceeding, by

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reason of any default of Sublessee hereunder or of Overlandlord under the Overlease, such sums paid or obligations incurred, with interest thereon at the maximum interest rate allowed by law between contracting parties, shall be paid by Sublessee to Sublessor as Additional Rent within upon demand by Sublessor. Sublessor shall have the same rights with respect thereto, and Sublessee shall have the same obligations therefor as if same constituted Base Rent hereunder.

11.Services.

(a) Subject to Section 6(c) hereof, so long as Sublessee is not in default hereunder, Sublessee shall be entitled to receive all services to be rendered to Sublessor under the Overlease in so far as such services pertain to the Sublease Premises.  Sublessee shall be responsible for all charges relating thereto as provided in the Overlease.

(b) In furtherance of Section 6(c) hereof, Sublessee does, to the extent permitted by law, and except for the wrongful acts or gross negligence of Sublessor, hereby waive any cause of action and any right to bring any action against Sublessor by reason of any act or omission of Overlandlord.

12.Electricity and HVAC.

(a)Sublessee’s use of electricity shall not at any time exceed, either in voltage, rated capacity or overall load, the capacity of the electrical system within or serving the Sublease Premises and Sublessee shall not overload any component of such system, in each case provided that the electrical system capacity is at least the capacity available as of the Effective Date.  In no event shall Sublessee draw more electricity than that which the feeders, risers, panels and other electricity supply equipment (as equipped as of the Effective Date) serving the Sublease Premises are capable of safely supplying or which is standard for Tenant’s Permitted Use (as defined in the Overlease).

(b)In no event shall Sublessor have any obligations, liability for any defect in, or liability for any interruption or failure of, the electricity furnished to the Sublease Premises.  Sublessor shall not be deemed to have made any representation with respect to the capacity of electrical system within or serving the Sublease Premises or the amount of electricity available in the Sublease Premises.

(c)Sublessee shall pay Sublessee’s Operating Share of the electricity costs allocated to the Overlease Premises.

(d)Notwithstanding anything in this Sublease to the contrary, if Sublessee is in default of Section 12(a) above, then Sublessor shall be entitled to take all reasonable steps necessary to correct such default and charge the actual cost therefor to Sublessee, which shall be paid within five (5) Business Days of Sublessor’s demand.

13.Attornment.

(a)Sublessee agrees that if by reason of default on the part of Sublessor or Overlandlord under any ground, superior or underlying lease or any mortgage on the Building, land and/or improvements or on any such ground, superior or underlying lease, a ground,

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superior or underlying lessor or a mortgagee (collectively, “Underlying Lessor”) shall enter into and become possessed of the real property of which the Sublease Premises form a part, or any part or parts of such real property either through possession or foreclosure action or proceedings, or through the issuance and delivery of a deed or a new lease of the premises covered by the ground, superior or underlying lease, then, if this Sublease is in full force and effect at such time, Sublessee shall attorn to such Underlying Lessor as its landlord, and upon such Underlying Lessor’s request, execute and deliver all instruments necessary or appropriate to confirm such attornment and recognition.

(b)Notwithstanding such attornment and recognition, such Underlying Lessor shall not (i) be liable for any previous act or omission of the Overlandlord under this Sublease, (ii) be subject to any offset, not expressly provided for in this Sublease, that shall have accrued to Sublessee hereunder against said Overlandlord, or (iii) be bound by any modification of this Sublease or by any prepayment of more than one month’s Base Rent and/or Additional Rent, unless such modification or prepayment shall have been previously approved in writing by the Underlying Lessor.  Sublessee hereunder hereby waives all rights under any present or future law to elect, by reason of the termination of such underlying lease, to terminate this Sublease or surrender possession of the Sublease Premises.

14.Security Deposit.

(a)Sublessee shall deliver to Sublessor an irrevocable commercial letter of credit (the “Letter of Credit”) in the amount of Three Hundred Thousand Dollars ($300,000) (the “Security Deposit”) upon the execution of this Sublease to be held as security for the faithful performance and observation by Sublessee of the terms, covenants and conditions of this Sublease.  Time is of the essence with respect to Sublessee’s delivery of the Letter of Credit.  It is agreed that in the event Sublessee defaults in respect of any of the terms, covenants and conditions of this Sublease, including, but not limited to, the payment of Base Rent and/or Additional Rent, Sublessor may use, apply or retain the whole or any part of the Security Deposit to the extent required for the payment of any Base Rent or Additional Rent or any other sum which Sublessor may expend or may be required to expend by reason of Sublessee’s default in respect of any of the terms, covenants and conditions of this Sublease, including, but not limited to, any damages or deficiency in the re-letting of the Sublease Premises (excluding any tenant improvement allowance or customized build-out costs for the subsequent subtenant), whether such damages or deficiency accrued before or after summary proceeding or other re-entry by Sublessor.  In the event that Sublessee shall fully and faithfully comply with all of the terms, provisions, covenants and conditions of this Sublease after the date fixed as the end of the Term and after delivery of entire possession of the Sublease Premises to Sublessor.

(b)In the event of a transfer of the interest of Sublessor in the Sublease Premises, Sublessor shall have the right to transfer the Security Deposit to the transferee and Sublessor shall thereupon be released by Sublessee from all liability for the return of such Security Deposit. In such event, Sublessee agrees to look to the new sublessor solely for the return of said Security Deposit, and it is agreed that the provisions hereof shall apply to every transfer or assignment made of the Security Deposit to a new Sublessor.  Sublessee further covenants that it will not assign or encumber or attempt to assign or encumber the monies deposited herein as the Security Deposit, and that neither Sublessor nor its successors or assigns

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shall be bound by any such assignment, encumbrance or attempted assignment or attempted encumbrance.

(c)Letter of Credit.

(1)The Letter of Credit shall be issued by a member bank of the New York Clearinghouse Association, in form and substance reasonably acceptable to Sublessor, and payable upon presentation by Sublessor to such bank of a sight-draft, without presentation of any other documents, statement or authorizations, and shall provide (i) for the continuance of such credit for the period of at least one (1) year from the date of execution hereof, (ii) for the automatic extension of such letter of Credit for additional periods of one (1) year from the initial and each future expiration date thereof (the last such extension to provide for the continuance of such Letter of Credit for at least three (3) months beyond the Expiration Date) unless such bank gives Sublessor notice of its intention not to renew such Letter of Credit, not less than forty-five days prior to the initial or any future expiration date of such Letter of Credit, (iii) that in the event such notice is given by such bank, Sublessor shall have the right to draw on such bank at sight for the balance remaining in such Letter of Credit and hold and apply the proceeds thereof in accordance with the provisions of this Sublease, (iv) partial draws shall be permitted and (v) the Letter of Credit shall be freely transferable (without costs or fees payable by Sublessor).

(2)In the event that Sublessor transfers its right, title and interest under this Sublease to a third party and the issuing bank does not consent to the transfer of such Letter of Credit to such third party, Sublessor may draw on the Letter of Credit, and the proceeds of such Letter of Credit shall then be held and applied as security (and be replenished, if necessary) as herein provided.

(3)Sublessor shall have the right to draw upon the Letter of Credit (or portions thereof) in order to remedy any default by Sublessee.  If Sublessor shall have drawn upon the Letter of Credit to remedy any default by Sublessee, Sublessee, within ten (10) business days after notice of such reduction, deliver to Sublessor a replacement Letter of Credit or an additional Letter of Credit, in form and substance satisfactory to Sublessor, issued by the same bank (or other bank satisfactory to Sublessor) in the amount necessary to restore the Letter of Credit to the Security Deposit amount.

(d)Notwithstanding anything to the contrary in this Sublease, Sublessee will have the option to initially provide a cash Security Deposit simultaneously with the execution of this Sublease in lieu of the Letter of Credit.  Sublessee must replace any cash Security Deposit with a Letter of Credit within thirty (30) days following the Effective Date.  Upon receipt of the Letter of Credit, Sublessor shall promptly return the cash Security Deposit to Sublessee.

15.Notices.

Any notice, demand, consent, approval, direction, agreement or other communication required or permitted hereunder or under any other documents in connection herewith shall be in writing and shall be directed as follows:

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If to Sublessor:

McDermott Will & Emery LLP

340 Madison Avenue

New York, New York 10173

Attention: Daniel Martin, Esq.

Fax: (646) 439 - 9248

If to Sublessee:

Dermira, Inc.

275 Middlefield Road, #150

Menlo Park, CA 94025

Attention: Legal Department

Fax: (650) 365-3410

With copies to:

Fenwick & West LLP

555 California Street, 12th Floor

San Francisco, CA 94104

Attention: Doug Cogen, Esq.

Fax: dcogen@fenwick.com

or to such changed address as a party hereto shall designate to the other parties hereto from time to time in writing.  Notices shall be (i) personally delivered by Federal Express, United Parcel Service or other comparable overnight courier service to the offices set forth above, in which case they shall be deemed delivered on the date of delivery (or first business day thereafter if delivered other than on a business day or after 5:00 P.M. New York, New York time to said offices); or (ii) sent by certified mail, return receipt requested, in which case they shall be deemed delivered on the date shown on the receipt unless delivery is refused or delayed by the addressee in which event they shall be deemed delivered on the third day after the date of deposit in the U.S. Mail.  Attorneys for the parties are authorized to give all notices hereunder.

16.Sublessor’s Work.

(a) To the extent not already completed, Sublessor or its designated contractor(s), in accordance with the provisions of this Article 16, shall perform the work (“Sublessor’s Work”) set forth in the plans described on Exhibit D attached hereto and made a part hereof; provided, however, that Sublessor shall have the right to make any changes in Sublessor’s Work required by (i) any governmental department or bureau having jurisdiction over the Building or (ii) Overlandlord.  Sublessee may not make changes to Sublessor’s Work during Sublessor’s performance thereof without Sublessor’s approval which shall not be unreasonably withheld, conditioned or delayed and Overlandlord’s approval (if such approval is required under the terms of the Overlease); however, Sublessee shall be responsible for any additional cost relating to such changes.  Sublessor’s Work shall be performed by Sublessor only once, it being understood that Sublessor’s obligation to perform Sublessor’s Work is a single, non-recurring obligation.

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(b)Sublessee hereby acknowledges that the Commencement Date hereunder is indeterminate and shall occur only as provided in Article 2 above.  Sublessee hereby waives any damages which may result from any delay in the completion of Sublessor’s Work (or any portion thereof) or the delivery of possession of the Sublease Premises on or by any particular date or dates.  Sublessor shall use commercially reasonable efforts, subject to force majeure or any other circumstances outside of Sublessor’s control, to cause the completion of Sublessor’s Work to occur by January 31, 2018.

(c)All furniture, fixtures and equipment identified in Exhibit E attached hereto and made a part hereof (the “FF&E”) shall remain in the Sublease Premises for Sublessee’s use during the Term, provided that all such FF&E shall be in their “as is” condition and state of repair, and provided further than Sublessor makes no warranties or representations whatsoever with respect to such FF&E. At the end of the Term, Sublessee shall take title to the FF&E and shall remove the FF&E from the Sublease Premises and any damage caused by such removal shall be promptly repaired by Sublessee.  Any furniture, fixtures or equipment that is in the Sublease Premises as of the Commencement Date but is not included in Exhibit E shall be removed from the Sublease Premises by Sublessor, at its sole cost, prior to the Commencement Date and any damage caused by such removal shall be promptly repaired by Sublessor.

(d)Other than Sublessor’s Work, Sublessor shall have no obligation to pay any money or perform any other work in, or make any alteration, or improvements to, the Sublease Premises to ready the Sublease Premises for Sublessee’s initial occupancy and, but for Sublessor’s Work, Sublessee accepts the Sublease Premises in its AS-IS and WHERE-AS condition as of the Commencement Date.

(e)On or about the Commencement Date, Sublessor shall provide Sublessee with an ACP-5 certificate for the Sublease Premises.

17.Condition of the Sublease Premises.  Sublessor has made no representation, agreement or promises with respect to the Building or the Sublease Premises other than those expressly set forth in this Sublease.   No rights are to be deemed acquired by Sublessee, by implication or otherwise, except those expressly granted herein.  Notwithstanding the foregoing, Sublessor is not aware of any violations of building codes or ordinances or the presence of any asbestos or hazardous materials within the Sublease Premises.  This Sublease and the Incorporated Provisions contain the entire agreement between Sublessor and Sublessee with respect to the Sublease Premises.

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18.Surrender and Hold Over Tenancy.

(a)On the Expiration Date or earlier termination of this Sublease, Sublessee shall quit and surrender the Sublease Premises in “broom clean” condition, ordinary wear and tear excepted and shall surrender all keys for the Sublease Premises to Sublessor at the place then fixed for the payment of rent.  Sublessee shall remove only those fixtures, alterations, equipment, improvements and related appurtenances that it installed during the Term and that are required to be removed in accordance with the Overlease, and in such case in compliance with the Overlease.

(b)In the event Sublessee, or anyone claiming status through or on behalf of Sublessee, remains in possession of the Sublease Premises after the Expiration Date or earlier termination of this Sublease without the execution of a new sublease or a direct lease with Overlandlord, (i) Sublessor shall be entitled to all of the rights and remedies of a landlord against a tenant holding over after the expiration of a term and to such other rights and remedies as may be provided for in this Sublease at law or in equity, and (ii) Sublessee, at the option of Sublessor, shall be deemed to be occupying the Sublease Premises as a tenant from month to month, at a monthly rental equal to the holdover amounts due under the Overlease with respect to the Overlease Premises, subject to all of the other terms of this Sublease insofar as the same are applicable to a month-to-month tenancy.

(c)If Sublessee shall hold-over or remain in possession of any portion of the Sublease Premises beyond the Expiration Date, Sublessee shall be subject not only to summary proceeding and all damages related thereto, including without limitation all claims, damages, and liabilities claimed by Overlandlord in connection with or arising out of such holdover, but also to any consequential damages arising therefrom.

19.Assignment and Sublease.

Sublessee shall not sublease all or any portion of the Sublease Premises, or assign, mortgage, encumber or otherwise transfer this Sublease, nor underlet or suffer to permit the Sublease Premises or any part thereof to be used by others, by operation of law or otherwise, without the prior written consent of the Overlandlord and Sublessor granted in accordance with the terms, conditions and provisions of Article 14 of the Overlease.  Notwithstanding the foregoing, Sublessor’s consent with respect to any such sublease or assignment shall not be unreasonably withheld, conditioned or delayed.

20.Sublessee’s Alterations and Improvements.

(a)Sublessee desires to make initial alterations and installations as set forth in Exhibit B attached hereto (“Initial Alterations”) and by this reference incorporated herein and may desire to make further alterations or installations from time to time during the Term (together with the Initial Alterations, collectively, “Alterations”).  All Alterations shall be paid for at Sublessee’s sole cost and expense.

(b) On or after the thirty-first (31st) day following the Effective Date, subject to the requirements of Section 20(c) below and the Overlease, Sublessee shall commence the work required for installation of the Initial Alterations (“Sublessee’s Work”); provided, however, that

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with respect to Sublessee’s Work, Sublessor shall use commercially reasonable efforts to cooperate with and assist Sublessee in satisfying the requirements of the Overlease.

(c)In performing Sublessee’s Work, Sublessee shall observe the following covenants and restrictions, without limitation of any other covenants or restrictions that may be imposed on Sublessee’s Work by this Sublease, by the Overlease, by operation of law or otherwise:

(1)Sublessee acknowledges and agrees that the performance of Sublessee’s Work shall be subject and subordinate in all respects to the performance of Sublessor’s Work, and accepts any delays or hindrances to Sublessee’s Work caused by Sublessor’s Work including, without limitation, delays or hindrances caused by Sublessor’s Work in the plaza and lobby spaces of the Building. Any material delays in Sublessor’s Work caused by Sublessee’s Work, whether directly or indirectly, shall be deemed a Sublessee’s Delay.

(2)All Sublessee’s Work causing, creating, generating, or resulting in the creation or generation of any amount of noise, odors, or vibrations that may interfere with or adversely affect the comfort or operation of Sublessor’s business shall be performed on days other than Business Days or on Business Days between the hours of 12:00 am and 8:30 am and/or between the hours of 7:00 pm and 11:59 pm.

(3) Sublessee shall observe and adhere to the reasonable rules and regulations imposed by Sublessor and Overlandlord with respect to the Building and the Sublease Premises including, but not limited to, rules concerning the security of and access to the Building and the Sublease Premises.

(e)All Alterations to the Sublease Premises that Sublessee desires to make and perform from time to time during the Term shall be made in accordance with the Overlease and require the prior written consent of Overlandlord and Sublessor, subject, in each case, to the standards of consent and requirements of commencement and completion as provided in the Overlease.  Notwithstanding anything to the contrary contained herein or in the Overlease, Sublessee shall not be obligated to pay for any costs and expenses relating to Sublessor’s review of such Alterations except to the extent that (i) such costs and expenses are the reasonable out-of-pocket expenses actually incurred by Sublessor to review such Alterations or (ii) such costs and expenses are incurred by Overlandlord and charged to Sublessor in accordance with the Overlease; in each case, any such costs and expenses shall be paid by Sublessee as Additional Rent within five (5) days following Sublessor’s written demand therefor.  Subject to the Overlease, Sublessee shall be permitted to use its own contractors and subcontractors for all phases of the Alterations and for all phases of any subsequent alterations, subject to Overlandlord’s consent (if required pursuant to the Overlease) and Sublessor’s consent, provided, however, that Sublessor’s consent shall not be unreasonably withheld, conditioned or delayed.

21.Building Directory.

Sublessee shall have its proportionate share of directory listings in the Building directory.  Sublessee shall pay Overlandlord’s standard fee for any work performed in connection with adding, changing or deleting its lines in the Building directory.  Sublessee shall be entitled to

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install signage in the elevator lobby on the 3rd floor of the Building that identifies Sublessee and suite number, which signage shall be subject to the terms and conditions governing such signage set forth in the Overlease.  Any such signage installed by (or at the direction of) Sublessee shall be removed by Sublessee on or prior to the Expiration Date or the earlier termination of this Sublease.  The installation and removal (including, without limitation, the repair of any damage occasioned thereby) of such signage shall be performed at Sublessee’s sole cost and expense.

22.Access to the Sublease Premises.

Subject to Overlandlord’s reasonable security regulations and circumstances beyond Overlandlord’s control, Sublessee and its agents and employees shall have access to the Sublease Premises, twenty-four hours per day, three hundred sixty-five days per year and may provide for card access that is unique to Sublessee and not shared with Sublessor.

23.Confidential and Protected Information.  Sublessee and Sublessor, together with their respective partners, officers, directors, principals, members and employees, shall maintain the terms and conditions of this Sublease confidential and, without the prior written consent of the other, shall neither discuss nor disclose the existence or terms of this Sublease to any party other than (a) the Broker, (b) Overlandlord, and (c) their respective attorneys, accountants and other advisors and services providers, or if required to do so to enforce the terms of, or otherwise preserve or protect its rights under, the Overlease or as may otherwise be required to be disclosed by law or judicial process; provided that, if Sublessee is required or requested by legal process to disclose the terms and conditions of this Sublease, Sublessee shall provide Sublessor with prompt notice of such requirement or request, together with a copy of the proposed disclosure, and shall obtain the prior written consent of Sublessor (not to be unreasonably withheld, conditioned or delayed) prior to making such disclosure.

24.Brokers.

Sublessee and Sublessor each covenant, warrant and represent that it has not dealt with any brokers in connection with this Sublease other than Cornish & Carey Commercial dba Newmark Cornish & Carey (the “Broker”). Sublessor agrees to pay the commission of Broker in accordance with a separate agreement.  Sublessor agrees to indemnify and hold Sublessee harmless from any and all liability, damage, and costs, expenses and fees (including attorneys’ fees) which Sublessee may incur or be required to pay as a result of Sublessor’s dealings with any broker including the Broker or Sublessor’s breach of the foregoing representation and warranty.  Sublessee agrees to indemnify and hold Sublessor harmless from any and all liability, damage, costs, expenses and fees (including attorneys’ fees) which Sublessor may incur or be required to pay as a result of Sublessee’s dealings with any broker other than Broker or Sublessee’s breach of the foregoing representation and warranty.

25.No Waiver.

No act or thing done by Sublessor or its agents during the Term shall be deemed an acceptance of a surrender of the Sublease Premises, and no agreement to accept such a waiver shall be valid unless in a writing signed by Sublessor.  The failure of either party to seek redress for violation of, or to insist upon the strict performance of, any term, covenant or condition of

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this Sublease shall be deemed to have waived any subsequent or other violations of the terms of this Sublease.

26.Entire Agreement.

This Sublease, together with the Incorporated Provisions, constitutes and contains the entire agreement between the parties with respect to the subject matter hereof and each party acknowledges that it did not, in entering this Sublease, rely upon any representation or promises made by or on behalf of the other except as expressly set forth herein.  No provision of this Sublease shall be modified, waived or discharged other than by an instrument in writing signed by Sublessor and Sublessee.

27.Severability.

Whenever possible, each provision of this Sublease shall be interpreted in such manner as to be effective and valid under applicable law.  If, however, any provision of this Sublease or the application of any provision to any party or circumstance shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating this Sublease or any provision hereof, or the application of the provision in question to other parties or circumstances.

28.Construction.

All parties to this Sublease and their counsel have reviewed and revised this Sublease, and hereby agree that the rule of construction that any ambiguities are to be construed and resolved against the drafting party shall not be applied to the interpretation of this Sublease.

29.Counterpart and Electronic Signatures.

This Sublease may be executed in several counterparts, all of which constitute one and the same instrument.  This Sublease may be executed by facsimile or electronic transmission, provided that original counterparts will be delivered concurrently by overnight courier.

30.Waiver of Trial By Jury.

Sublessor and Sublessee waive the right to trial by jury in a court action, proceeding or counterclaim on any matters concerning this Sublease, the relationship of Sublessor and Sublessee or the use or occupancy of the Sublease Premises by Sublessee.

31.Successors and Assigns.

The covenants, agreements, terms and conditions contained in this Sublease shall bind and inure to the benefit of the parties hereto and their respective successors, and, except as otherwise provided in this Sublease, their respective assigns.

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32.Miscellaneous.

(a)Nothing contained in this Sublease shall be deemed or construed by the parties hereto or by any third party to create the relationship of principal and agent or of partnership or of joint venture or of any association between Sublessor and Sublessee other than the relationship of sublessor and sublessee, any intention to create any other relationship being hereby expressly disavowed.

(b)Neither this Sublease nor any memorandum thereof shall be recorded.

(c)As used in this Sublease, and where the context so requires:  (i) the masculine shall be deemed to include the feminine and neuter and vice-versa, and (ii) the singular shall be deemed to include the plural and vice-versa.

(d)This Sublease shall be governed by, and construed in accordance with, the internal laws of the State of California, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of California.

(e)Time is of the essence with respect to each covenant, term and provision of this Sublease to be performed by Sublessee.

(f)The liability of Sublessor and Sublessee under this Sublease shall be limited to the assets, from time to time, of such party, excluding (i) any claim or recourse against any partner, member, shareholder, officer, director or manager of such party or holder of other ownership interest in such party; (ii) any client files and other documents or records relating to or created or obtained in connection with such party’s business and (iii) all assets held in pension or profit sharing plans.  In no event shall any partner, member, shareholder, officer, director or manager of Sublessee or Sublessor or holder of other ownership interest in such party be liable for the payment or performance of the obligations or liabilities of such party hereunder, either directly or indirectly, by way of contribution or otherwise.

(g)Intentionally omitted.

(h)Submission by or on behalf of Sublessor of the within Sublease, or any draft thereof, for execution by Sublessee shall confer no rights nor impose any obligations on either party with respect to the Sublease Premises or any of the subject matter hereof unless and until:  (i) both Sublessor and Sublessee shall have executed this Sublease; (ii) Sublessor shall have delivered a fully-executed original hereof to Sublessee; (iii) Sublessee has funded its Security Deposit and paid its first month Base Rent and (iv) Overlandlord shall have consented to this Sublease.  Sublessee waives any claim against Overlandlord arising out of any failure or refusal by Overlandlord to grant consent.

(i)In addition to and without limiting anything set forth in Section 32(h), above, this Sublease is subject to the express written consent of the Overlandlord (in form and substance reasonably acceptable to Sublessor and Sublessee), and shall be of no force or effect until and unless it shall have been approved and executed by or on behalf of the Overlandlord.  In the event that such consent has been denied, this Sublease shall be null and void ab initio, and Sublessee shall have and claim no rights hereunder or in connection herewith.  Notwithstanding

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anything to the contrary contained herein, in the event this Sublease shall not have been approved by the Overlandlord on or before the thirtieth (30th) day from the date hereof, then either Sublessor or Sublessee may terminate this Sublease upon written notice to the other party.

(j)The captions appearing within the body of this Sublease have been inserted as a matter of convenience and for reference only and in no way define, limit or enlarge the scope of meaning of this Sublease or any provision of this Sublease.

(k)Sublessor hereby represents as follows:

(1)A true, correct and complete copy of the Overlease (as redacted) has been provided to Sublessee and represents the entire agreement between Sublessor and Overlandlord with respect to the Sublease Premises.  The Overlease is unmodified and in full force and effect.

(2)To Sublessor’s knowledge, neither Sublessor nor Overlandlord is in default under the Overlease (beyond applicable notice and cure periods).

(l)The time limits provided in the Overlease for the giving of notices, making demands, performance of any act, condition or covenant, or the exercise of any right, remedy or option, are changed for the purposes of this Sublease, by lengthening or shortening the same in each instance by three (3) days, as appropriate, so that notices may be given, demands made, or any act, condition or covenant performed, or any right, remedy or option hereunder exercised, by Sublessor or Sublessee, as the case may be (and each party covenants that it will do so), within the time limit relating thereto contained in the Overlease.  Sublessor shall, no later than three (3) business days after receipt thereof, give to Sublessee a copy of each notice  and demand received from Overlandlord concerning the Sublease Premises and shall within such time give to Overlandlord a copy, or the substance of, each notice and demand received from Sublessee concerning the Sublease Premises.

(m)Sublessor’s refusal to consent to any matter or thing, whenever Sublessor’s consent or approval is required under this Sublease or under the Overlease shall be deemed reasonable if, inter alia, Overlandlord has refused to give such consent or approval (provided that Sublessor has used commercially reasonable efforts to ensure that Overlandlord receives and understands such request).

(n)Pursuant to Section 1938 of the California Civil Code, Sublessor hereby advises Sublessee that the Sublease Premises, as delivered to Sublessee, has not undergone an inspection by a Certified Access Specialist (CASp).  Sublessor makes no representations or warranties with respect to the Sublease Premises complying with any applicable federal, state and local standards, codes, rules and regulations governing physical access for persons with disabilities at places of public accommodation, including, but not limited to, the Americans with Disabilities Act of 1990, California’s Unruh Civil Rights Act, California Building Standards Code, or California Health and Safety Code.

[The remainder of the page is intentionally omitted.  Signature pages and Exhibits follow.]

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IN WITNESS WHEREOF, Sublessor and Sublessee have respectively signed this Sublease as of the day, month and year first above written.

SUBLESSOR:

MCDERMOTT WILL & EMERY LLP

By:  /s/ John Yoshimura

       Name: John Yoshimura

       Title: COO

SUBLESSEE:

DERMIRA, INC.

By:  /s/ Andrew L. Guggenhime

        Name: Andrew L. Guggenhime

        Title: Chief Operating Officer and Chief Financial Officer

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Exhibit 10.2

EXHIBIT A

SUBLEASE PREMISES

EXHIBIT B

INITIAL ALTERATIONS

•	Install new carpet
•	Paint walls
•	Move in furniture, fixtures and equipment
•	Install video conferencing equipment into corner offices
•	Re-cable offices if needed for high speed internet access
•	Install security system tied to Sublessee’s other premises in building
•	Consider and install showers if commercially feasible
•	Remove certain walls and potentially add certain partitions

2

Exhibit 10.2

EXHIBIT C

INCORPORATED PROVISIONS

The following provisions are incorporated from the Overlease into this Sublease:

Original Lease:

In “Basic Lease Information”, the definitions “Property Description”, “Common Areas”, “Tenant’s Permitted Use”, “Tenant’s Minimum Liability Insurance Coverage”, and “Landlord’s Address For Notices”; Sections 1.4 (excluding the first sentence), 1.5, 1.7, 1.8, and 1.10; Sections 2.1 and 2.2 (excluding Section 2.2(A) and (B)); Section 3.2; Sections 4.1 – 4.4, and 4.6 – 4.9; Article 5 (excluding Section 5.2(A), (B), and (C)); Article 6; Articles 7 – 10; Article 13 – 16; Exhibit A and Exhibit F.

First Amendment: None.

Second Amendment: None.

Third Amendment: None.

Fourth Amendment: Section 2, which reads as follows: “Extension of the Lease Term.  The Term of the Lease is hereby extended through and including April 30, 2024.”

EXHIBIT D

SUBLESSOR’S WORK

Pursuant to Article 16 of this Sublease, Sublessor agrees to perform the following work and installations in the Sublease Premises:

Sublessor shall demise the Sublease Premises in accordance with local and municipal building codes.

Sublessor shall remove any branding associated with Sublessor from the Demised Premises, and repair any damage caused by such removal.

Sublessor shall demise a multi-tenant elevator lobby in the Building.

Sublessor shall remove any unwanted furniture, fixtures and equipment identified by Sublessee and repair damage caused by removal.

Sublessor shall segregate all of Sublessor’s systems (Telecom, Security, etc.) from Sublessee’s systems.

The parties hereto shall agree upon detailed plans for the Sublessor’s Work via a separate written agreement (which may occur through facsimile or electronic transmission of PDF files).

2

Exhibit 10.2

EXHIBIT E

INVENTORY OF FF&E

•	Office Chairs: 117
•	Guest Chairs: 100
•	Free Stand Bookshelves: 84
•	Built-In Bookshelves: 134
•	U-Shaped Desks: 63
•	L-Shaped Desks: 10